F O L E Y  &  L A R D N E R            Exhibit (5)

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE


                                December 3, 1997




   WPL Holdings, Inc.
   222 West Washington Avenue
   Madison, Wisconsin  53703

   Ladies and Gentlemen:

             We have acted as counsel for WPL Holdings, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), relating to 1,000,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and the associated rights to purchase shares of Common Stock accompanying each share of Common Stock ("Rights"), which may be issued or acquired pursuant to the WPL Holdings, Inc. Long-Term Equity Incentive Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 22, 1989, by and between the Company and Morgan Shareholder Services Trust Company (the "Rights Agreement").

             As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Company's Restated Articles of Incorporation and By-Laws, as amended to date; (iv) the Rights Agreement;
   (v) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based on the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,



                                      FOLEY & LARDNER